Filed Pursuant to Rule 424(b)(3)
Registration No. 333-156633

KBS STRATEGIC OPPORTUNITY REIT, INC.
SUPPLEMENT NO. 7 DATED JULY 6, 2012
TO THE PROSPECTUS DATED APRIL 16, 2012

This document supplements, and should be read in conjunction with, the prospectus of KBS Strategic Opportunity REIT, Inc. dated April 16, 2012, as supplemented by supplement no. 1 dated April 16, 2012, supplement no. 2 dated April 16, 2012, supplement no. 3 dated April 26, 2012, supplement no. 4 dated May 14, 2012, supplement no. 5 dated May 24, 2012 and supplement no. 6 dated May 30, 2012. As used herein, the terms “we,” “our” and “us” refer to KBS Strategic Opportunity REIT, Inc. and, as required by context, KBS Strategic Opportunity Limited Partnership, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the acquisition of a non-performing first mortgage loan.
Investment in Primera Court First Mortgage
On July 2, 2012, we, through an indirect wholly owned subsidiary, purchased, at a discount, a non-performing first mortgage loan (the “Primera Court First Mortgage”) for $8.0 million plus closing costs. We acquired the loan from U.S. Bank, National Association, as Trustee for the Beneficial Owner of the RFC CDO 2007-1 Grantor Trust, Series A (the “Seller”), which is not affiliated with us or our advisor. The borrowers under the Primera Court First Mortgage are Interchange-Primera I, LLC, Interchange-Primera II, LLC and Interchange-Rouse, LLC (the “Borrowers”), which are not affiliated with us or our advisor. We funded the acquisition of the Primera Court First Mortgage with proceeds from this offering. The Primera Court First Mortgage is secured by three two-story office buildings located in Orlando, Florida.
The Borrowers have entered into a discounted payoff agreement with the Seller for $8.4 million, which agreement we assumed at closing. The Borrowers have made non-refundable deposits totaling $0.6 million in connection with the discounted payoff agreement, which was credited against the $8.0 million purchase price of the Primera Court First Mortgage. The remaining discounted payoff of $7.8 million is due in August 2012. If the discounted payoff is not completed, we may restructure the terms of the loan or enforce our rights as lender under the loan and foreclose on the collateral securing the loan.

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